Exhibit F

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated March 29, 2021, with respect to the separate statements of financial position of The Korea Development Bank (the “Bank”) as of December 31, 2020 and 2019, and the related separate statements of comprehensive income (loss), changes in equity and cash flows for the years then ended, included in the Prospectus, which is a part of this Registration Statement under Schedule B of the United States Securities Act of 1933, as amended, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Nexia Samduk
Nexia Samduk

Seoul, Korea

June 25, 2021